Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 10:02 AM 07/07/2022 FILED 10:02 AM 07/07/2022 SR 20222923666 - File Number 7232809	CERTIFICATE OF CORRECTION OF THE CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF 1847 GOEDEKER INC.

1847 Goedeker Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1. The name of the Corporation is 1847 Goedeker Inc.

2. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Amendment”) was filed with the Secretary of State of the State of Delaware on December 22, 2021, and such Certificate of Amendment requires correction as permitted by Section 103 of the DGCL.

3. The Certificate of Amendment is an inaccurate record of the corporate action referred to therein because the amendment to the Amended and Restated Certificate of Incorporation specified in the Certificate of Amendment may not have been duly authorized by the stockholders of the Corporation in accordance with Section 242 of the DGCL.

4. The Certificate is therefore null and void and of no effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed by its authorized officer this 7th day of July, 2022.

1847 GOEDEKER INC.

By:	/s/ Albert Foureti
Name: Albert Fouerti
Title: Chief Executive Officer